EXHIBIT 99


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[Sodexho Marriott Services, Inc. Company Logo]

FOR IMMEDIATE RELEASE                   Media Relations:
                                        Stacy Hade      (301) 987-4352
                                        Investor Relations:
                                        Jim Duke        (301) 987-4333


                      SODEXHO MARRIOTT SERVICES ANNOUNCES
                        RETIREMENT OF DIVISION PRESIDENT

         HEALTH CARE PRESIDENT ANTHONY ALIBRIO RETIRES AFTER 36 YEARS;
          VETERAN DIVISION EXECUTIVE RICHARD MACEDONIA NAMED SUCCESSOR


GAITHERSBURG,  MD, November 29, 2000 - Sodexho  Marriott  Services,  Inc. (NYSE:
SDH) announced today that Anthony (Tony) Alibrio, president of Sodexho Marriott Health Care Services, will retire next year following a distinguished 36-year career with Sodexho Marriott Services and its predecessor companies. Richard
(Dick) Macedonia, who currently serves as vice president of operations for the eastern region, will transition into the role of division president in March 2001.

Alibrio joined the company in 1964 as a unit manager and moved steadily up the ranks. He was named president of Health Care Services and a corporate officer for Marriott International in 1990. With the creation of Sodexho Marriott in March 1998 through the merger of Marriott Management Services and Sodexho North America, Alibrio became president of the new company's Health Care division.

"Tony Alibrio is an icon in our industry. He and his team have brought tremendous success to Sodexho Marriott Service's Health Care division, serving more than a thousand clients and becoming the undisputed industry leader," said Michel Landel, president and CEO of Sodexho Marriott Services.

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SODEXHO MARRIOTT ANNOUNCES RETIREMENT-PAGE 2 OF 2

"I have achieved all I've ever dreamed of achieving in my career and look forward to enjoying hours of free time to spend with my family and for pursuing the off-work interests I enjoy," said Alibrio. "The Health Care division will be in good hands under Dick Macedonia's leadership."

Macedonia began his career with the company in 1968 as a unit manager in the Higher Education division and joined the Health Care division in 1975. Prior to assuming his current position, he held other positions in Health Care including district manager, vice president of marketing and sales, as well as vice president of business development.

"We are delighted to promote Dick Macedonia into this role," Landel said. "I have tremendous confidence that under Dick's leadership the division will enjoy continued success because throughout his career he has gained a strong reputation for his knowledge of the industry, his focus on our clients and customers, his sales experience, and his ability to build strong teams."


Sodexho Marriott Services, Inc. is the largest provider of food and facilities management in North America, with $4.7 billion in annual sales. Sodexho Marriott Services offers a variety of innovative outsourcing solutions, including food service, housekeeping, grounds keeping, plant operations and maintenance, asset and materials management, and laundry services to corporations, health care facilities, schools, universities and colleges, and remote sites. Headquartered in Gaithersburg, MD, the company has 111,000 employees at 5,000 locations across the U.S. and Canada.

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